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                                                                   EXHIBIT 10(h)























                     SUPPLY AND DISTRIBUTION AGREEMENT WITH

                         BOWLINE FAMILY PRODUCTS, INC.

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[INNO LOGO]










                        SUPPLY AND DISTRIBUTION AGREEMENT

THIS SUPPLY AND DISTRIBUTION AGREEMENT ("Agreement") is entered into by and between Bowline Family Products, Inc., having its principle place of business at 1564 Elmira, Aurora, CO 80010 ("Bowline") and Innova Pure Water, Inc., a Florida corporation having its principle place of business at 13160 56th Court, Suite 510, Clearwater, Florida 33760 ("Innova")

WHEREAS, Innova has a proprietary line of existing water filtration products; and WHEREAS. Bowline desires to utilize Innova's products;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound hereto, agree as follows:

1) Innova will supply to Bowline an a non-exclusive basis Innova's Model "A" filter for sale only with Bowline's 1/2 litre, I litre arid 1 1/2 litre 28mm bottles in combination with tote bags, and provide a non-exclusive license for the use of Innova's Model "A" filter only with Bowline's 1/2 litre, I litre and 1 1/2 litre 28mm bottles in combination with tote bags This license is specifically for Bowline to offer the Innova filters with Bowline's bottles in conjunction with bottle totes and not for sale in bottles without visible offers for totes attached to bottle as seen in Exhibits A & B except that Innova will provide Bowline with Model A filters as replacement filters for Bowline Bottles which are offered for sale with totes as seen in Exhibits A & B. Each product containing an Innova filter is to be identified as a filter supplied by Innova Pure Water, Inc. Patent #5,609,759.

     This agreement excludes bottles incorporating 2 or 3 dimension figural designs or bottle tops with figural designs.

     Innova will supply their current Model "A" filter under the terms of this agreement until such time as modified "A" filter is available. Bowline shall pay for tool modifications for modified "A" filter.

2) The Model A filter has been tested to NSF International Standard 42, Class II for treatment of 40 gallons of municipally supplied water.

3) Ninety days (90) days from signing of this agreement Bowline will supply Innova with a rolling six month forecast updated on the first day of each succeeding month and providing a specific 120 day, 90 day, and 30 day forecast. Bowline shall place confirmed purchase orders based upon their 120 day forecast for shipment against 30 day release schedules approved by Innova.

4) This agreement is for a term of three (3) years based upon Bowline purchasing a minimum of 250,000 units in the first year, 500,000 units in the second year, and 760,000 units in the third year. If purchase volume minimums are reached per this agreement will automatically extend on a yearly basis provided all other terms are met.


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     Either party may cancel this agreement by providing the other party notice within 120 days of the anniversary date.

5) This agreement is non-exclusive to allow Bowline to sell to retail channels. Any other accounts or categories will require prior approval by Innova in writing Bowline will not offer any of Bowline1s products which utilize Innova filters to existing Innova customers unless agreed to in writing by Innova. Should Bowline offer Innova products beyond the scope of this agreement or introduce competitive products which interfere with the sales of Innova supplied products. Innova reserves the right to cancel the agreement in its entirety.

6) Bowline will represent the performance of Innova products only as approved in writing by Innova. Bowline further agrees to hold Innova harmless and indemnify Innova for any liability or damage suffered by Innova as a result of misrepresentation or false information by Bowline or their sales representatives. Bowline will add Innova to its product liability insurance policy In the amount of $2,OOO.O0O and Innova will add Bowline to its product liability insurance policy.

7) Bowline will include the Innova brand, mark, patent number and identification with their retail package as may be reasonably directed by Innova. Innova will have the right to review package copy and withhold its identification or murk as it may solely choose. Bowline does not have rights to any Innova trademark under this agreement, except the right to use selected Innova marks with Innova's written permission, as set forth in above. Upon termination of this agreement for any reason Bowline will immediately cease use of all Innova marks.

8) Bowline will bring to Innova's attention any patent infringement of which they become aware. Innova agrees to defend Bowline against any domestic patent infringement claim that might arise through the incorporation of an Innova supplied filtration product. However, Innova reserves the right to determine the action to be taken.

9) The license under this agreement does not transfer any patent or manufacturing rights other than to market the specified Innova products as herein identified and sold in the manner described.

10) Nothing in this agreement shall be construed as creating a partnership or joint venture between the parties, and neither can legally make commitments to bind the other, nor is either responsible for the negligent or intentional acts of the other.

11) Termination of this agreement for cause may occur as a result of default and the failure to remedy the default within thirty days of notice sent to the defaulting party. Just cause will be for:

     a)        Deviation from the terms set forth.
     b)        Failure to make payments in a timely manner.
     e)        Failure to meet annual sales commitments excepting force majeure.
     d) Should Bowline fail to control the distribution of the licensed product to the agreed specified trade and/or retail establishments, and;
     e) Should uncomplimentary information be transmitted from any Bowline employee or sales representative, or should such person(s) transmit any Innova proprietary Information to a third party which may include information regarding Innova's pricing, margins, products under development personnel Information, or information relating to Innova customers, manufacturers, or strategic alliance partners.

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12)  Should this agreement and license be terminated for any reason, 120 days will be provided for Bowline to liquidate existing inventory. Period may be extended for additional 60 days provided Bowline still has existing inventory and Bowline is liquidating through approved channels of distribution at agreed upon price and terms. Such liquidation would be limited to channels of distribution pursuant to this agreement unless separately agreed to in writing by Innova. Innova will be provided the opportunity to purchase such inventory on the same terms Bowline offers to any third party which are accepted by said third party. In the event that this agreement is terminated Innova will provide filters to fulfill any existing outstanding orders that Bowline is committed to deliver.

13) Should Bowline fail to meet its minimum purchase obligations, there will be no financial liability. except for trade accounts outstanding or materials on order to satisfy Bowline's 120 day forecast that remains unabsorbed within the following 120 day period.

14)  This agreement will be interpreted under the laws of the state of Florida.

15) Any disagreements that may arise which cannot be resolved by the principles will be submitted to binding arbitration by and under the rules of the American Arbitration Association, the findings of which the parties to this agreement agree to accept and abide by.

16) The following pricing is subject to change upon 120 days written notice. However, Innova will honor all existing Bowline agreements/contracts and all existing customer proposals that do not allow Bowline to increase their price within the 120 day period/notice of Innova's price increase.


     Model "A" Filter         packed, F.O.B. Innova, Price
     Modified "A"             to be determined
     Filter                   Payment Terms: Net 30
     $1.40 bulk




For Innova Pure Water, Inc.


Rose Smith, President & CEO

Date:
For Bowline Family Products, Inc.




Date:     9/26/97
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